Exhibit 4.18

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) between H.J. Heinz Holding Corporation, a Delaware corporation (the “Company”), H. J. Heinz Company, a Pennsylvania corporation (as successor to the Predecessor Issuer as defined below) (the “Issuer”), and The Bank of New York Mellon (as successor trustee to Bank One, National Association) (the “Trustee”), is made and entered into as of July 2, 2015.

W I T N E S S E T H:

WHEREAS, H. J. Heinz Finance Company, a Delaware corporation (the “Predecessor Issuer”), the Issuer and the Trustee have heretofore executed and delivered an Indenture, dated as of July 6, 2001 (as amended and supplemented thereto, the “Indenture”), pursuant to which the Predecessor Issuer issued 6.75% Debentures due 2032 and 7.125% Debentures due 2039 (the “Notes”);

WHEREAS, the Predecessor Issuer merged with and into the Issuer and the Issuer assumed all of the obligations of the Notes pursuant to the Second Supplemental Indenture, dated as of June 18, 2015;

WHEREAS, on March 24, 2015, the Company entered into an Agreement and Plan of Merger, pursuant to which Kraft Foods Group, Inc., will, through a series of transactions, merge with and into the Issuer (the “Merger”);

WHEREAS, in connection with the Merger, the Company, the ultimate parent company of the Issuer, intends to become a guarantor of the Notes;

WHEREAS, Section 901 of the Indenture provides that the Issuer and the Trustee may amend, supplement or modify the Indenture, without the consent of any Holder to add to the covenants for the benefit of the Holders of all or any series of Securities;

WHEREAS, this Supplemental Indenture is being executed pursuant to and in accordance with Section 901 of the Indenture to provide that the Company shall become a guarantor under the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done.

NOW THEREFORE, in consideration of the premises provided for herein, the Company, the Issuer, a and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders of the Notes as follows:

EXECUTION VERSION

ARTICLE ONE

SECTION 101. Incorporation of Previous Documents.

This Supplemental Indenture is a supplemental indenture within the meaning of the Indenture and shall be read together therewith, and shall have the same effect as though all the provisions thereof and hereof were contained in one instrument. Unless otherwise expressly provided, the provisions of the Indenture are incorporated herein by reference.

SECTION 102. Definitions.

Unless otherwise provided herein, the terms used herein shall have the meanings ascribed to such terms in the Indenture.

SECTION 103. Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 104 Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 105 Trustee.

The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the parties hereto other than the Trustee.

ARTICLE TWO

ADDITION OF THE COMPANY AS A PARTY TO THE INDENTURE

SECTION 201 New Guarantee

By execution of this Supplemental Indenture, the Company agrees that it shall be a party to, and shall become a Guarantor, on the terms and subject to the conditions set forth in Article 13 of the Indenture, and be subject to, bound by and entitled to the benefits of, the Indenture, as supplemented by Supplemental Indenture, as a Guarantor thereunder.

EXECUTION VERSION

SECTION 202 Release of Guarantee

The Guarantee by the Company shall be automatically and unconditionally released and discharged, and no further action by the Company, the Issuer or the Trustee shall be required for the release of the Company’s Guarantee, upon:

(1)	(A) [reserved]; or

(B) as specified in a supplemental indenture to the Indenture; and

(2)	the Company delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and/or release have been complied with.

At the written request of the Issuer, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the Guarantee.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

H. J. HEINZ COMPANY, as Issuer

By:	/s/ James Liu
Name:	James Liu
Title:	Global Treasurer

H.J. HEINZ HOLDING CORPORATION, as Guarantor

By:	/s/ Fabio Spina
Name:	Fabio Spina
Title:	Attorney-In-Fact for Paulo Basilio, Vice President, Chief Financial Officer and Secretary

[Signature Page to Supplemental Indenture (2032-2039)]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President